UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 13, 2007 (August 10, 2007)
ADVOCAT INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667
(State or other jurisdiction of	(Commission File	(Employer Identification
incorporation)	Number)	Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926
(Address of principal executive offices)
(615) 771-7575
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
New Loan Agreement
On August 10, 2007 Advocat Inc. (the “Company”) entered into the previously announced Loan and Credit Agreement (the “Loan Agreement”) with LaSalle Bank, NA. The Loan Agreement consists of a $16.5 million term loan and a $15 million revolving credit facility. The term loan provides for interest at LIBOR plus 2.5%, a maturity of five years, and principal payments based on a ten year amortization, with additional payments based on cash flow from operations and amounts realized related to certain collateral. The term loan is secured by receivables and all other assets of the company unencumbered by other liens, including land for sale, insurance refunds receivable and notes receivable. In addition to financing the SMSA Acquisition (defined below), the Company used proceeds from the term loan to retire a $4.0 million term loan that has an interest rate of LIBOR plus 6.25%, and a $2.5 million subordinated note due in September 2007 that has an interest rate of 7%.
The $15 million revolving credit facility provides for revolving credit loans as well as the issuance of letters of credit. The revolver is secured by accounts receivable and replaces the Company’s current $2.3 million line of credit. The revolver provides for a maximum draw of up to $21 million during the first six months to finance start up working capital requirements of the acquired facilities after which period the maximum draw is reduced to $15 million. There are limits on the maximum amount of loans that may be outstanding under the revolver based on borrowing base restrictions. The revolver has a term of three years and bears interest at the Company’s option of LIBOR plus 2.25% or the bank’s prime lending rate. The Company will issue a letter of credit of approximately $8.1 million to serve as a replacement security deposit for all of its leases with Omega. Considering this letter of credit and a maximum revolver facility of $15 million, the maximum balance available for future revolving credit loans would be $6.9 million, subject to the borrowing base restrictions. Said amounts are available to fund the working capital needs of this transaction and future expansion opportunities.
Fifth Amendment to Master Lease
Also on August 10, 2007 the Company entered into a Fifth Amendment to Consolidated Amended and Restated Master Lease with Omega Healthcare Investors, Inc. (the “Lease Amendment”). The purpose of the Lease Amendment is to include the leasehold interests acquired in the SMSA Acquisition, which are also with Omega, into our Amended and Restated Master Lease. The lease term and rent provisions of the SMSA lease remain the same in total, and remaining provisions were modified to be consistent with the terms of the Amended and Restated Master Lease. The SMSA lease had a remaining initial term of approximately 8 years and two 10 year renewal periods at the lessee’s option. The lease had no rent reset provisions, but provided for annual increases in lease payments equal to the increase in the consumer price index, capped at 2.5%.
In addition, Omega released its security interest in accounts receivable and the Company has issued a letter of credit of approximately $8.1 million to serve as a replacement security deposit for all of its leases with Omega. Although the Company stated in its conference call on July 31, 2007 that pursuant to the terms of its agreements with Omega, the letter of credit security would be reduced to $4.5 million by 2010, in the final Lease Amendment, the letter of credit will only be reduced if certain conditions are met.
A press release regarding these transactions is attached as an exhibit hereto.
Item 8.01. Other Events.
On August 10, 2007, the Company closed on its previously announced acquisition of the leasehold interests and operations of seven skilled nursing facilities from Senior Management Services of America North Texas, Inc. and certain of its affiliates (the “SMSA Acquisition”) for a price of approximately $10.1 million, including approximately $8.6 million in cash, the assumption of certain liabilities and estimated transaction costs. The Company acquired the leases and leasehold interests for the facilities, inventory and equipment, but did not acquire working capital or assume liabilities, apart from certain obligations for employee paid-time-off benefits, specified lease and contract related obligations and 2007 property taxes. As part of the SMSA Acquisition, the Company agreed to loan the seller up to $2.2 million for up to one year to fund the sellers’ immediate obligations under the confirmed bankruptcy plan of liquidation. This loan is secured by the accounts receivable of the sellers and bears interest at 12.5% annually.
The facilities were subject to a master lease with a subsidiary of Omega. As a result, the Company entered into the Lease Amendment with Omega to include these properties under it Amended and Restated Master Lease as described above.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Number	Exhibit
99.1	Press release dated August 10, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.
Chief Financial Officer

Date: August 10, 2007

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated August 10, 2007.